Exhibit 99.1
FOR IMMEDIATE RELEASE

Red River Bancshares, Inc. Reports Second Quarter 2021 Financial Results
ALEXANDRIA, Louisiana, July 29, 2021, (GLOBE NEWSWIRE) -- Red River Bancshares, Inc. (the “Company”) (Nasdaq: RRBI), the holding company for Red River Bank (the “Bank”), announced today its unaudited financial results for the second quarter of 2021.
Net income for the second quarter of 2021 was $8.2 million, or $1.13 per diluted common share ("EPS"), an increase of $174,000, or 2.2%, compared to $8.1 million, or $1.10 EPS, for the first quarter of 2021, and an increase of $1.4 million, or 20.2%, compared to $6.9 million, or $0.93 EPS, for the second quarter of 2020. For the second quarter of 2021, the quarterly return on assets was 1.15% and the quarterly return on equity was 11.41%.
Net income for the six months ended June 30, 2021, was $16.3 million, or $2.22 EPS, an increase of $2.7 million, or 19.9%, compared to $13.6 million, or $1.85 EPS, for the six months ended June 30, 2020. For the six months ended June 30, 2021, the return on assets was 1.18%, and the return on equity was 11.38%.
Second Quarter 2021 Performance and Operational Highlights
The second quarter of 2021 included record-high quarterly net income, a continued high level of liquidity, the completion of the issuance of Small Business Administration ("SBA") Paycheck Protection Program ("PPP") Second Draw loans, and an executive management change.
Economic activity in Louisiana improved during the second quarter of 2021 due to the removal of most Louisiana COVID-19 pandemic restrictions, the widespread availability of COVID-19 vaccines, and the continuing effects of government stimulus funds.
•Net income for the second quarter of 2021 was $8.2 million, $174,000 higher than the prior quarter primarily due to lower provision for loan loss expense, partially offset by lower PPP loan income.
•Assets increased $57.8 million in the second quarter of 2021 to $2.88 billion as of June 30, 2021, primarily driven by a $54.3 million increase in deposits.
•Red River Bank is participating in the SBA PPP. In the second quarter of 2021, forgiveness payments on PPP First Draw ("PPP1") loans exceeded the origination of PPP Second Draw ("PPP2") loans which resulted in a $36.4 million decrease in PPP loans. As of June 30, 2021, PPP loans were $83.0 million, net of $2.9 million of deferred income, or 5.2% of loans held for investment ("HFI"). PPP1 loan forgiveness was lower in the second quarter of 2021 than in the first quarter of 2021, resulting in a decrease in PPP loan income. PPP loan income for the second quarter of 2021 was $1.1 million, which was $1.1 million lower than the prior quarter.
•As of June 30, 2021, non-PPP loans HFI were $1.52 billion,(1) an increase of $34.7 million, or 2.3%, from March 31, 2021.
•Loans HFI decreased $1.7 million in the second quarter of 2021 to $1.60 billion as of June 30, 2021, due to PPP loan forgiveness payments outpacing non-PPP loan activity.
•The net interest margin fully tax equivalent ("FTE") for the second quarter of 2021 was 2.54%, compared to 2.76% for the prior quarter. The net interest margin for the second quarter of 2021 was negatively impacted by a higher level of low-yielding short-term liquid assets, combined with lower PPP loan income. The high level of low-yielding short-term liquid assets had a 70 basis point ("bp(s)") dilutive impact to the net interest margin FTE in the second quarter of 2021.
•Nonperforming assets ("NPA(s)") decreased $518,000 in the second quarter and were $3.1 million, or 0.11% of assets as of June 30, 2021. As of June 30, 2021, the allowance for loan losses ("ALL") was $19.5 million, or 1.22% of loans HFI and 1.28%(1) of non-PPP loans HFI (non-GAAP). Due to favorable asset quality metrics and the ALL balance, the provision for loan losses for the second quarter of 2021 was $150,000, compared to $1.5 million for the prior quarter.
•Mortgage loan income for the second quarter of 2021 was $2.4 million, $525,000 lower than the prior quarter. Mortgage loan activity decreased in the second quarter of 2021 due to reduced mortgage loan demand.
•We paid a quarterly cash dividend of $0.07 per common share.
•In accordance with the stock repurchase program implemented in the third quarter of 2020, we repurchased 21,653 shares of our common stock in the second quarter of 2021 at an aggregate cost of $1.2 million.
•Founding executive management member and Executive Vice President Tammi Salazar was appointed Chief Operating Officer.
•In the second quarter of 2021, we invested in the JAM FINTOP Banktech, L.P. fund to strategically develop technology systems as we expand the Bank's digital offerings.

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(1) Non-GAAP financial measure. Calculations of this measure and reconciliations to GAAP are included in the schedules accompanying this release.

•We selected and began implementing a new loan processing system. The system is expected to improve the efficiency of loan processing over the entire loan lifecycle, minimize loan processing costs, and provide customers with an online, digital loan application system.
•In early July 2021, we opened a new banking center in Lake Charles, Louisiana.
Blake Chatelain, President and Chief Executive Officer, stated, "The second quarter of 2021 was one of continued progress and solid performance. We had steady balance sheet growth and record earnings. Liquidity remained elevated and negatively impacted the net interest margin. The return on assets ratio is impacted due to the high level of assets which are not deployed at the moment. We are monitoring inflation metrics and trying to assess future economic activity in our markets. Our loan pipelines have returned to historic, normal levels, and we generated non-PPP loan growth in the second quarter. However, the abundant liquidity in the banking system continues to reduce lending demand and has resulted in a high level of loan prepayments.
"We are pleased to name Tammi Salazar as the new Chief Operating Officer ("COO") of Red River Bank. Tammi is a founding member of executive management who has been with the Company for 22 years. During that time, she has been responsible for the design, development, and growth of our private banking, mortgage, and investment departments. In addition to being COO, Tammi will retain management of the mortgage and investment departments. She has a deep knowledge of the Bank's operational structure and systems and will be a driver of future operational and customer-facing technological enhancements.
"Expanding our digital banking systems for our customers and improving operational efficiencies is a top priority. In that regard, we are pleased to participate in the JAM FINTOP Banktech, L.P. fund. We also selected a new end-to-end loan system which will improve the lending process for our customers and lenders, as well as provide increased operational efficiencies.
"We are excited to have opened a new full-service banking center in Lake Charles, Louisiana, in early July. We purchased this banking center in 2020 and remodeled it to reflect Red River Bank's brand. We have assembled a team of experienced, local bankers in Lake Charles and look forward to growing our deposit market share and expanding our customer relationships in this key market.
"Finally, in our Acadiana market, we continue to operate a loan and deposit production office in Lafayette, Louisiana, while a new, full-service banking center location that we purchased in 2020 is under renovation. We expect this banking center to open in late 2021."
Net Interest Income and Net Interest Margin FTE
Net interest income and net interest margin FTE for the second quarter of 2021 were negatively impacted by lower PPP loan income. The net interest margin FTE was also impacted by a higher level of low-yielding short-term liquid assets and low rates on new and renewed non-PPP loans. For the second quarter of 2021, deposit growth resulted in additional liquidity which was deployed primarily into interest-bearing deposits in other banks, as well as securities and non-PPP loans.
Average PPP loans outstanding, net of deferred income, for the second quarter of 2021 were $109.2 million, which was $848,000 higher than the prior quarter. Through June 30, 2021, we had received $174.9 million in SBA forgiveness and borrower payments on 91.2% of the 1,384 PPP1 loans originated. During the second quarter of 2021, the average balance of PPP1 and PPP2 loans outstanding, net of deferred income, decreased $31.7 million and increased $32.6 million, respectively, compared to the average balance for the prior quarter. PPP loans have a 1.0% interest rate, and PPP origination fees totaled $9.8 million, or 3.76% of originated PPP loans. PPP loan origination fees are recorded to interest income over the 24- or 60-month loan term, for PPP1 and PPP2, respectively, or until the loans are forgiven by the SBA or repaid by the borrower. When PPP loan forgiveness payments or borrower payments are received in full, the remaining portion of origination fees are recorded to income. For the second quarter of 2021, PPP loan interest and fees totaled $1.1 million, resulting in a 3.89% yield, compared to $2.1 million in interest and fees and a 7.97% yield for the prior quarter. This decrease in interest and fees was primarily due to lower PPP1 loan forgiveness payments in the second quarter of 2021 compared to the prior quarter.
Net interest income for the second quarter of 2021 was $17.2 million, which was $344,000, or 2.0%, lower than the first quarter of 2021, due to a $534,000 decrease in interest and dividend income, partially offset by a $190,000 decrease in interest expense. The decrease in interest and dividend income was primarily due to a $1.1 million decrease in PPP loan income, partially offset by a $256,000 increase in non-PPP loan income and a $240,000 increase in taxable securities income for the second quarter of 2021 compared to the prior quarter. PPP loan income decreased due to lower origination fees recorded as a result of a decrease in PPP loan forgiveness payments received in the second quarter of 2021, compared to the first quarter of 2021. Non-PPP loan income increased due to a higher average balance of non-PPP loans outstanding compared to the prior quarter, partially offset by lower rates on new and renewed non-PPP loans. Income on taxable securities increased due to a higher average balance of taxable securities and higher yields than the prior quarter as a result of securities restructuring transactions. Interest expense decreased in the second quarter of 2021 as a result of our adjustments to rates on interest-bearing deposits.
The net interest margin FTE decreased 22 bps to 2.54% for the second quarter of 2021, compared to 2.76% for the prior quarter. Contributing to this decrease was a 31 bp decrease in the yield on loans due to a $1.1 million decrease in PPP loan income compared to the prior quarter, combined with the continued impact of the lower interest rate environment on new and renewed non-

PPP loans. The net interest margin FTE was also negatively impacted by additional funds that were deployed into interest-bearing deposits in other banks at low yields during the second quarter. Average interest-bearing deposits in other banks, yielding 0.10%, were $534.9 million which was $87.7 million, or 19.6%, higher than the prior quarter and were 19.4% of average earning assets. This level of liquidity had a 70 bp dilutive impact to the net interest margin FTE in the second quarter of 2021. The net interest margin FTE benefited from a higher yield on taxable securities as well as a lower cost of deposits. The yield on taxable securities increased 21 bps as a result of securities restructuring transactions performed throughout the first half of the year which reduced mortgage-backed securities amortization expense and improved their yield. The cost of deposits was 0.22% for the second quarter of 2021, compared to 0.27% for the prior quarter. The cost of deposits was lower for the second quarter due to an eight bp decrease in the rate on interest-bearing deposits as a result of our adjustments to deposit rates.
Excluding PPP loan income, net interest income (non-GAAP) for the second quarter of 2021 was $16.2 million,(1) which was $726,000, or 4.7%, higher than the first quarter of 2021. Also, with PPP loans excluded for the second quarter of 2021, the yield on non-PPP loans (non-GAAP) was 4.01%,(1) and the net interest margin FTE (non-GAAP) was 2.48%.(1) PPP loans had a one bp dilutive impact to the yield on loans and a six bp accretive impact to the net interest margin FTE in the second quarter of 2021.
Provision for Loan Losses
The provision for loan losses for the second quarter of 2021 was $150,000, which was $1.3 million lower than $1.5 million for the prior quarter. This decrease was attributed to continued, favorable asset quality metrics and the ALL balance. With the removal of most pandemic restrictions on businesses in Louisiana and the widespread availability of vaccines, the business climate of Louisiana continues to stabilize. We will continue to evaluate future provision needs in relation to non-PPP loan growth and trends in asset quality.
Noninterest Income
Noninterest income totaled $6.4 million for the second quarter of 2021, a decrease of $372,000, or 5.5%, compared to $6.8 million for the previous quarter. The decrease was due to decreased mortgage loan income and a smaller gain on the sale and call of securities, partially offset by higher net debit card income.
Mortgage loan income for the second quarter of 2021 was $2.4 million, a decrease of $525,000, or 18.2%, compared to $2.9 million in the previous quarter. This decrease was due to reduced mortgage loan demand.
The gain on the sale and call of securities was $34,000 for the second quarter of 2021, compared to a gain of $159,000 in the first quarter. In the second quarter of 2021, we sold selected securities in order to improve the portfolio structure resulting in a $21,000 gain, and a few securities were called resulting in a $13,000 gain. In the first quarter of 2021, we executed portfolio restructuring transactions in order to improve the yield on the portfolio, resulting in the $159,000 gain.
Debit card income, net, totaled $1.2 million for the second quarter of 2021, an increase of $158,000, or 15.1%, from the prior quarter. This increase was primarily a result of an increase in the number of debit card transactions.
Operating Expenses
Operating expenses for the second quarter of 2021 totaled $13.4 million, an increase of $229,000, or 1.7%, compared to $13.2 million for the previous quarter. This increase was mainly due to higher data processing expense, personnel expenses and technology expenses.
Data processing expense increased $147,000, or 38.2%, to $532,000 for the second quarter of 2021 compared to $385,000 for the previous quarter. This increase was mainly due to receipt of a $173,000 nonrecurring refund from our data processing center in the first quarter of 2021.
Personnel expenses totaled $8.1 million for the second quarter of 2021, up $89,000, or 1.1%, from the first quarter of 2021. This increase was primarily due to annual merit increases effective April 2021.
Technology expenses for the second quarter of 2021 were $744,000, an increase of $79,000, or 11.9%, compared to $665,000 in the prior quarter. This increase was attributed to new computer hardware and communication systems related to business continuity planning as well as the implementation of a new loan processing system.
Asset Overview
As of June 30, 2021, assets totaled $2.88 billion, which was $57.8 million, or 2.0%, higher than $2.82 billion as of March 31, 2021. This increase was primarily due to a $54.3 million increase in deposits in the second quarter. Because deposit growth exceeded loan growth, excess funds were deployed primarily into interest-bearing deposits in other banks, as well as securities. Interest-bearing deposits in other banks increased $67.6 million to $633.7 million and were 22.9% of earning assets as of June 30, 2021. Securities available-for-sale decreased $3.9 million to $512.0 million and were 18.5% of earning assets as of June 30, 2021. The loans HFI to deposits ratio was 62.28% as of June 30, 2021, compared to 63.69% as of March 31, 2021.
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(1) Non-GAAP financial measure. Calculations of this measure and reconciliations to GAAP are included in the schedules accompanying this release.

Assets excluding PPP loans, net of deferred income (non-GAAP) as of June 30, 2021, totaled $2.80 billion,(1) an increase of $94.2 million, or 3.5%, from $2.70 billion(1) as of March 31, 2021. The non-PPP loans HFI to deposits ratio (non-GAAP) was 59.05%(1) as of June 30, 2021, compared to 58.95%(1) as of March 31, 2021.
Loans
Loans HFI as of June 30, 2021, totaled $1.60 billion, a decrease of $1.7 million, or 0.1%, from March 31, 2021. As of June 30, 2021, PPP loans totaled $83.0 million, net of $2.9 million of deferred income, and were 5.2% of loans HFI. As of June 30, 2021, non-PPP loans HFI totaled $1.52 billion,(1) an increase of $34.7 million, or 2.3%, from March 31, 2021, due to new loan activity in our newer markets. Although non-PPP loan growth was evident in the second quarter, we faced challenges with increased competition for new loans and large loan pay downs.
Red River Bank is participating in the SBA PPP. Through June 30, 2021, we had received $174.9 million in SBA forgiveness and borrower payments on 91.2% of the 1,384 PPP1 loans originated. As of June 30, 2021, PPP1 loans totaled $27.2 million, net of $376,000 in deferred income. Through July 20, 2021, we had received $184.9 million in SBA forgiveness and borrower payments on 95.8% of the 1,384 PPP1 loans originated. During the second quarter, we concluded PPP2 loan originations. In all, we originated 488 PPP2 loans totaling $58.3 million with an average size of $119,000. PPP2 origination fees totaled $2.7 million, or 4.65% of originated PPP2 loans. As of June 30, 2021, PPP2 loans totaled $55.8 million, net of $2.5 million of deferred income.
The following table shows non-PPP loans HFI (non-GAAP) in certain sectors within our portfolio that could have a heightened overall level of risk due to pandemic-related macro-economic conditions:

	June 30, 2021
	Loans
(dollars in thousands)	Amount	Percent of Non-PPP Loans HFI (non-GAAP)
Hospitality services:
Hotels and other overnight lodging	$26,356	1.7%
Restaurants - full service	13,947	0.9%
Restaurants - limited service	16,442	1.1%
Other	6,536	0.5%
Total hospitality services	$63,281	4.2%

Retail trade (excluding automobile dealers)	$20,632	1.4%

Energy	$30,061	2.0%
The following table shows non-PPP loans HFI (non-GAAP) in other non-industry specific areas that we believe may be affected by the pandemic:

	June 30, 2021
(dollars in thousands)	Amount	Percent of Non-PPP Loans HFI (non-GAAP)
Loans collateralized by non-owner occupied properties leased to retail establishments	$42,465	2.8%

Credit card loans:
Commercial	$2,010	0.1%
Consumer	983	0.1%
Total credit card loans	$2,993	0.2%
During 2020, we began granting loan payment deferments for requesting borrowers impacted by pandemic-related economic shutdowns. As of June 30, 2021, active deferrals, all in the hospitality services sector, totaled $8.1 million, or 0.5% of non-PPP loans HFI (non-GAAP), and were deferrals of principal payments only. As of March 31, 2021, $9.7 million, or 0.7% of non-PPP loans HFI (non-GAAP), were on active deferral, with $8.4 million, or 0.6% of non-PPP loans HFI (non-GAAP), being in the hospitality services sector.
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(1) Non-GAAP financial measure. Calculations of this measure and reconciliations to GAAP are included in the schedules accompanying this release.

Our health care loans are made up of a diversified portfolio of health care providers. As of June 30, 2021, health care credits were 9.5% of non-PPP loans HFI (non-GAAP), with nursing and residential care loans and loans to physician and dental practices of 4.2% and 5.2%, of non-PPP loans HFI (non-GAAP), respectively. The average loan size was $307,000. Health care deferral requests were minimal, and as of June 30, 2021, there were no health care credits with active deferrals.
On March 5, 2021, it was announced that certain U.S. Dollar London Interbank Offered Rate ("LIBOR") rates would cease to be published after June 30, 2023. As of June 30, 2021, 6.2% of our non-PPP loans HFI (non-GAAP) were LIBOR-based with a setting that expires June 30, 2023. Alternative rate language is present in each credit agreement with a LIBOR-based rate. We do not anticipate any issues with transitioning each loan to a non-LIBOR-based rate.
Asset Quality and Allowance for Loan Losses
NPAs totaled $3.1 million as of June 30, 2021, down $518,000, or 14.4%, from March 31, 2021, primarily due to the decrease of nonaccrual loans exceeding foreclosed assets added in the second quarter. The ratio of NPAs to total assets improved to 0.11% as of June 30, 2021, from 0.13% as of March 31, 2021.
As of June 30, 2021, the ALL was $19.5 million. The ratio of ALL to loans HFI was 1.22% as of June 30, 2021, and 1.21% as of March 31, 2021. The ratio of ALL to non-PPP loans HFI (non-GAAP) was 1.28%(1) as of June 30, 2021, and 1.31%(1) as of March 31, 2021. The net charge-off ratio was 0.01% for the second quarter of 2021 and 0.00% for the first quarter of 2021.
Deposits
Deposits as of June 30, 2021, were $2.57 billion, an increase of $54.3 million, or 2.2%, compared to March 31, 2021. Average deposits for the second quarter of 2021 were $2.56 billion, an increase of $139.9 million, or 5.8%, from the prior quarter. This increase was primarily a result of customers maintaining larger deposit balances. Noninterest-bearing deposits totaled $1.03 billion as of June 30, 2021, up $16.1 million, or 1.6%, from March 31, 2021. As of June 30, 2021, noninterest-bearing deposits were 40.14% of total deposits. Interest-bearing deposits totaled $1.54 billion as of June 30, 2021, up $38.2 million, or 2.5%, compared to March 31, 2021.
Stockholders’ Equity
Total stockholders’ equity increased to $292.9 million as of June 30, 2021, from $284.9 million as of March 31, 2021. The $8.0 million increase in stockholders’ equity during the second quarter of 2021 was attributed to $8.2 million of net income, a $1.4 million, net of tax, market adjustment to accumulated other comprehensive income related to securities available-for-sale, and $54,000 of stock compensation, partially offset by the repurchase of 21,653 shares of common stock for $1.2 million and $510,000 in cash dividends. We paid a quarterly cash dividend of $0.07 per share on June 24, 2021.
Non-GAAP Disclosure
Our accounting and reporting policies conform to United States generally accepted accounting principles ("GAAP") and the prevailing practices in the banking industry. Certain financial measures used by management to evaluate our operating performance are discussed as supplemental non-GAAP performance measures. In accordance with the Securities and Exchange Commission's ("SEC") rules, we classify a financial measure as being a non-GAAP financial measure if that financial measure excludes or includes amounts, or is subject to adjustments that have the effect of excluding or including amounts, that are included or excluded, as the case may be, in the most directly comparable measure calculated and presented in accordance with GAAP as in effect from time to time in the U.S.
Management and the board of directors review tangible book value per share, tangible common equity to tangible assets, and PPP-adjusted metrics as part of managing operating performance. However, these non-GAAP financial measures should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate the non-GAAP financial measures that are discussed may differ from that of other companies reporting measures with similar names. It is important to understand how such other banking organizations calculate and name their financial measures similar to the non-GAAP financial measures discussed by us when comparing such non-GAAP financial measures.
A reconciliation of non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables.
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(1) Non-GAAP financial measure. Calculations of this measure and reconciliations to GAAP are included in the schedules accompanying this release.

About Red River Bancshares, Inc.
The Company is the bank holding company for Red River Bank, a Louisiana state-chartered bank established in 1999 that provides a fully integrated suite of banking products and services tailored to the needs of commercial and retail customers. Red River Bank operates from a network of 26 banking centers throughout Louisiana and one combined loan and deposit production office in Lafayette, Louisiana. Banking centers are located in the following Louisiana markets: Central, which includes the Alexandria metropolitan statistical area ("MSA"); Northwest, which includes the Shreveport-Bossier City MSA; Capital, which includes the Baton Rouge MSA; Southwest, which includes the Lake Charles MSA; and the Northshore, which includes Covington.
Forward-Looking Statements
Statements in this news release regarding our expectations and beliefs about our future financial performance and financial condition, as well as trends in our business and markets, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” “outlook,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this news release and could cause us to make changes to our future plans. Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in the section titled “Risk Factors” in our most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q, and in other documents that we file with the SEC from time to time. In addition, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release or to make predictions based solely on historical financial performance. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. All forward-looking statements, express or implied, included in this news release are qualified in their entirety by this cautionary statement.
Contact:
Isabel V. Carriere, CPA, CGMA
Executive Vice President and Chief Financial Officer
318-561-4023
icarriere@redriverbank.net

FINANCIAL HIGHLIGHTS (UNAUDITED)

	As of and for the Three Months Ended			As of and for the Six Months Ended
(Dollars in thousands, except per share data)	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020

Net Income	$8,239	$8,065	$6,854	$16,304	$13,599

Per Common Share Data:
Earnings per share, basic	$1.13	$1.10	$0.94	$2.23	$1.86
Earnings per share, diluted	$1.13	$1.10	$0.93	$2.22	$1.85
Book value per share	$40.21	$38.99	$37.03	$40.21	$37.03
Tangible book value per share(1)	$40.00	$38.78	$36.81	$40.00	$36.81
Cash dividends per share	$0.07	$0.07	$0.06	$0.14	$0.12
Shares outstanding	7,284,994	7,306,747	7,322,532	7,284,994	7,322,532
Weighted average shares outstanding, basic	7,300,040	7,317,995	7,322,532	7,308,968	7,317,906
Weighted average shares outstanding, diluted	7,319,351	7,337,151	7,348,772	7,328,510	7,350,910

Summary Performance Ratios:
Return on average assets	1.15%	1.20%	1.20%	1.18%	1.27%
Return on average equity	11.41%	11.36%	10.30%	11.38%	10.41%
Net interest margin	2.48%	2.69%	3.07%	2.58%	3.20%
Net interest margin FTE	2.54%	2.76%	3.12%	2.64%	3.26%
Efficiency ratio	56.62%	54.02%	56.50%	55.30%	56.93%
Loans HFI to deposits ratio	62.28%	63.69%	78.06%	62.28%	78.06%
Noninterest-bearing deposits to deposits ratio	40.14%	40.37%	41.48%	40.14%	41.48%
Noninterest income to average assets	0.90%	1.01%	1.02%	0.95%	0.99%
Operating expense to average assets	1.88%	1.96%	2.26%	1.92%	2.33%

Summary Credit Quality Ratios:
Nonperforming assets to total assets	0.11%	0.13%	0.18%	0.11%	0.18%
Nonperforming loans to loans HFI	0.13%	0.18%	0.21%	0.13%	0.21%
Allowance for loan losses to loans HFI	1.22%	1.21%	0.92%	1.22%	0.92%
Net charge-offs to average loans	0.01%	0.00%	0.06%	0.01%	0.07%

Capital Ratios:
Total stockholders' equity to total assets	10.18%	10.10%	11.48%	10.18%	11.48%
Tangible common equity to tangible assets(1)	10.13%	10.05%	11.42%	10.13%	11.42%
Total risk-based capital to risk-weighted assets	19.10%	18.87%	18.22%	19.10%	18.22%
Tier 1 risk-based capital to risk-weighted assets	17.90%	17.66%	17.25%	17.90%	17.25%
Common equity Tier 1 capital to risk-weighted assets	17.90%	17.66%	17.25%	17.90%	17.25%
Tier 1 risk-based capital to average assets	10.13%	10.43%	11.52%	10.13%	11.52%
(1)Non-GAAP financial measure. Calculations of this measure and reconciliations to GAAP are included in the schedules accompanying this release.

RED RIVER BANCSHARES, INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
ASSETS
Cash and due from banks	$33,728	$36,856	$29,537	$31,422	$31,097
Interest-bearing deposits in other banks	633,744	566,144	417,664	239,466	210,254
Securities available-for-sale	512,012	515,942	498,206	467,744	413,246
Equity securities	3,961	3,951	4,021	4,032	4,032
Nonmarketable equity securities	3,449	3,447	3,447	3,445	3,441
Loans held for sale	12,291	18,449	29,116	23,358	14,578
Loans held for investment	1,600,388	1,602,086	1,588,446	1,649,272	1,615,298
Allowance for loan losses	(19,460)	(19,377)	(17,951)	(16,192)	(14,882)
Premises and equipment, net	47,414	46,950	46,924	44,501	41,465
Accrued interest receivable	6,039	6,460	6,880	6,617	6,492
Bank-owned life insurance	27,710	22,546	22,413	22,270	22,131
Intangible assets	1,546	1,546	1,546	1,546	1,546
Right-of-use assets	3,950	4,053	4,154	4,255	4,355
Other assets	11,704	11,619	8,231	9,192	8,813
Total Assets	$2,878,476	$2,820,672	$2,642,634	$2,490,928	$2,361,866

LIABILITIES
Noninterest-bearing deposits	$1,031,486	$1,015,350	$943,615	$923,286	$858,397
Interest-bearing deposits	1,538,113	1,499,925	1,396,745	1,270,654	1,210,925
Total Deposits	2,569,599	2,515,275	2,340,360	2,193,940	2,069,322
Accrued interest payable	1,432	1,699	1,774	1,805	1,994
Lease liabilities	4,042	4,138	4,233	4,327	4,419
Accrued expenses and other liabilities	10,479	14,649	10,789	12,778	15,014
Total Liabilities	2,585,552	2,535,761	2,357,156	2,212,850	2,090,749
COMMITMENTS AND CONTINGENCIES	—	—	—	—	—
STOCKHOLDERS' EQUITY
Preferred stock, no par value	—	—	—	—	—
Common stock, no par value	65,934	67,093	68,055	68,055	68,177
Additional paid-in capital	1,692	1,638	1,545	1,487	1,429
Retained earnings	224,240	216,511	208,957	202,136	195,291
Accumulated other comprehensive income (loss)	1,058	(331)	6,921	6,400	6,220
Total Stockholders' Equity	292,924	284,911	285,478	278,078	271,117
Total Liabilities and Stockholders' Equity	$2,878,476	$2,820,672	$2,642,634	$2,490,928	$2,361,866

RED RIVER BANCSHARES, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	For the Three Months Ended			For the Six Months Ended
(in thousands)	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
INTEREST AND DIVIDEND INCOME
Interest and fees on loans	$16,351	$17,165	$17,076	$33,517	$33,542
Interest on securities	2,138	1,890	1,876	4,027	3,667
Interest on federal funds sold	25	22	37	47	150
Interest on deposits in other banks	129	100	32	229	238
Dividends on stock	1	1	2	2	6
Total Interest and Dividend Income	18,644	19,178	19,023	37,822	37,603
INTEREST EXPENSE
Interest on deposits	1,397	1,587	2,051	2,984	4,543
Interest on other borrowed funds	—	—	16	—	16
Total Interest Expense	1,397	1,587	2,067	2,984	4,559
Net Interest Income	17,247	17,591	16,956	34,838	33,044
Provision for loan losses	150	1,450	1,525	1,600	2,028
Net Interest Income After Provision for Loan Losses	17,097	16,141	15,431	33,238	31,016
NONINTEREST INCOME
Service charges on deposit accounts	1,140	1,059	718	2,199	1,946
Debit card income, net	1,204	1,046	896	2,250	1,651
Mortgage loan income	2,357	2,882	1,947	5,239	2,835
Brokerage income	806	834	395	1,640	1,139
Loan and deposit income	395	473	627	868	927
Bank-owned life insurance income	164	133	144	297	287
Gain (Loss) on equity securities	11	(70)	33	(59)	96
Gain (Loss) on sale and call of securities	34	159	840	193	1,223
SBIC income	239	241	190	480	368
Other income	53	18	33	71	82
Total Noninterest Income	6,403	6,775	5,823	13,178	10,554
OPERATING EXPENSES
Personnel expenses	8,110	8,021	7,646	16,131	14,995
Occupancy and equipment expenses	1,329	1,278	1,235	2,608	2,419
Technology expenses	744	665	615	1,408	1,202
Advertising	226	183	215	409	476
Other business development expenses	307	299	256	607	551
Data processing expense	532	385	471	917	921
Other taxes	532	525	438	1,057	875
Loan and deposit expenses	193	255	273	448	519
Legal and professional expenses	368	368	605	737	1,100
Regulatory assessment expenses	213	201	139	414	164
Other operating expenses	838	983	976	1,819	1,597
Total Operating Expenses	13,392	13,163	12,869	26,555	24,819
Income Before Income Tax Expense	10,108	9,753	8,385	19,861	16,751
Income tax expense	1,869	1,688	1,531	3,557	3,152
Net Income	$8,239	$8,065	$6,854	$16,304	$13,599

RED RIVER BANCSHARES, INC.
NET INTEREST INCOME AND NET INTEREST MARGIN (UNAUDITED)

	For the Three Months Ended
	June 30, 2021			March 31, 2021			June 30, 2020
(dollars in thousands)	Average Balance Outstanding	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Balance Outstanding	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Balance Outstanding	Interest Earned/ Interest Paid	Average Yield/ Rate
Assets
Interest-earning assets:
Loans(1,2)	$1,617,267	$16,351	4.00%	$1,594,796	$17,165	4.31%	$1,606,436	$17,076	4.21%
Securities - taxable	319,026	1,102	1.38%	295,501	862	1.17%	266,139	1,217	1.83%
Securities - tax-exempt	200,132	1,036	2.07%	195,406	1,028	2.10%	110,026	659	2.39%
Federal funds sold	82,723	25	0.12%	77,484	22	0.11%	81,253	37	0.18%
Interest-bearing balances due from banks	534,934	129	0.10%	447,265	100	0.09%	118,090	32	0.11%
Nonmarketable equity securities	3,448	1	0.10%	3,447	1	0.13%	3,116	2	0.31%
Total interest-earning assets	2,757,530	$18,644	2.68%	2,613,899	$19,178	2.94%	2,185,060	$19,023	3.45%
Allowance for loan losses	(19,437)			(18,669)			(14,494)
Noninterest earning assets	131,101			133,381			124,625
Total assets	$2,869,194			$2,728,611			$2,295,191
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing transaction deposits	$1,195,766	$375	0.13%	$1,124,341	$479	0.17%	$838,802	$611	0.29%
Time deposits	341,941	1,022	1.20%	340,705	1,108	1.32%	333,285	1,440	1.74%
Total interest-bearing deposits	1,537,707	1,397	0.36%	1,465,046	1,587	0.44%	1,172,087	2,051	0.70%
Other borrowings	—	—	—%	—	—	—%	18,681	16	0.35%
Total interest-bearing liabilities	1,537,707	$1,397	0.36%	1,465,046	$1,587	0.44%	1,190,768	$2,067	0.70%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	1,023,828			956,612			818,528
Accrued interest and other liabilities	17,235			18,187			18,155
Total noninterest-bearing liabilities:	1,041,063			974,799			836,683
Stockholders’ equity	290,424			288,766			267,740
Total liabilities and stockholders’ equity	$2,869,194			$2,728,611			$2,295,191
Net interest income		$17,247			$17,591			$16,956
Net interest spread			2.32%			2.50%			2.75%
Net interest margin			2.48%			2.69%			3.07%
Net interest margin FTE(3)			2.54%			2.76%			3.12%
Cost of deposits			0.22%			0.27%			0.41%
Cost of funds			0.20%			0.25%			0.38%
(1)Includes average outstanding balances of loans held for sale of $10.0 million, $11.1 million, and $11.2 million for the three months ended June 30, 2021, March 31, 2021, and June 30, 2020, respectively.
(2)Nonaccrual loans are included as loans carrying a zero yield.
(3)Net interest margin FTE includes an FTE adjustment using a 21% federal income tax rate on tax-exempt securities and tax-exempt loans.

RED RIVER BANCSHARES, INC.
LOAN INTEREST INCOME AND NET INTEREST RATIOS EXCLUDING PPP LOANS (NON-GAAP) (UNAUDITED)

The following table presents interest income for total loans, PPP loans, and total non-PPP loans (non-GAAP), as well as net interest ratios excluding PPP loans (non-GAAP) for the three months ended June 30, 2021, March 31, 2021, and June 30, 2020.

	For the Three Months Ended
	June 30, 2021			March 31, 2021			June 30, 2020
(dollars in thousands)	Average Balance Outstanding	Interest/Fees Earned	Average Yield	Average Balance Outstanding	Interest/Fees Earned	Average Yield	Average Balance Outstanding	Interest/Fees Earned	Average Yield
Loans(1,2)	$1,617,267	$16,351	4.00%	$1,594,796	$17,165	4.31%	$1,606,436	$17,076	4.21%
Less: PPP loans, net
Average	109,182			108,334			154,400
Interest		284			284			423
Fees		778			1,848			730
Total PPP loans, net	109,182	1,062	3.89%	108,334	2,132	7.97%	154,400	1,153	2.99%
Non-PPP loans (non-GAAP)(4)	$1,508,085	$15,289	4.01%	$1,486,462	$15,033	4.05%	$1,452,036	$15,923	4.34%

Ratios excluding PPP loans, net (non-GAAP)(4)
Net interest spread			2.27%			2.28%			2.79%
Net interest margin			2.42%			2.47%			3.08%
Net interest margin FTE(3)			2.48%			2.53%			3.13%
(1)Includes average outstanding balances of loans held for sale of $10.0 million, $11.1 million, and $11.2 million for the three months ended June 30, 2021, March 31, 2021, and June 30, 2020, respectively.
(2)Nonaccrual loans are included as loans carrying a zero yield.
(3)Net interest margin FTE includes an FTE adjustment using a 21% federal income tax rate on tax-exempt securities and tax-exempt loans.
(4)Non-GAAP financial measure. Calculations of this measure and reconciliations to GAAP are included in the schedules accompanying this release.

RED RIVER BANCSHARES, INC.
NET INTEREST INCOME AND NET INTEREST MARGIN (UNAUDITED)

	For the Six Months Ended June 30,
	2021			2020
(dollars in thousands)	Average Balance Outstanding	Interest Earned/ Interest Paid	Average Yield/ Rate	Average Balance Outstanding	Interest Earned/ Interest Paid	Average Yield/ Rate
Assets
Interest-earning assets:
Loans(1,2)	$1,606,094	$33,517	4.16%	$1,528,216	$33,542	4.35%
Securities - taxable	307,329	1,963	1.28%	264,278	2,485	1.88%
Securities - tax-exempt	197,782	2,064	2.09%	98,458	1,182	2.40%
Federal funds sold	80,118	47	0.12%	57,642	150	0.51%
Interest-bearing balances due from banks	491,342	229	0.09%	88,923	238	0.53%
Nonmarketable equity securities	3,447	2	0.11%	2,233	6	0.54%
Total interest-earning assets	$2,686,112	$37,822	2.81%	$2,039,750	$37,603	3.65%
Allowance for loan losses	(19,055)			(14,286)
Noninterest earning assets	132,234			119,935
Total assets	$2,799,291			$2,145,399
Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing transaction deposits	$1,160,251	$853	0.15%	$817,096	$1,597	0.39%
Time deposits	341,326	2,131	1.26%	334,457	2,946	1.77%
Total interest-bearing deposits	1,501,577	2,984	0.40%	1,151,553	4,543	0.79%
Other borrowings	—	—	—%	9,381	16	0.35%
Total interest-bearing liabilities	1,501,577	$2,984	0.40%	1,160,934	$4,559	0.79%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	990,406			704,449
Accrued interest and other liabilities	17,708			17,369
Total noninterest-bearing liabilities	1,008,114			721,818
Stockholders’ equity	289,600			262,647
Total liabilities and stockholders’ equity	$2,799,291			$2,145,399
Net interest income		$34,838			$33,044
Net interest spread			2.41%			2.86%
Net interest margin			2.58%			3.20%
Net interest margin FTE(3)			2.64%			3.26%
Cost of deposits			0.24%			0.49%
Cost of funds			0.22%			0.45%
(1)Includes average outstanding balances of loans held for sale of $10.5 million and $7.7 million for the six months ended June 30, 2021 and 2020, respectively.
(2)Nonaccrual loans are included as loans carrying a zero yield.
(3)Net interest margin FTE includes an FTE adjustment using a 21% federal income tax rate on tax-exempt securities and tax-exempt loans.

RED RIVER BANCSHARES, INC.
LOAN INTEREST INCOME AND NET INTEREST RATIOS EXCLUDING PPP LOANS (NON-GAAP) (UNAUDITED)

The following table presents interest income for total loans, PPP loans, and total non-PPP loans (non-GAAP), as well as net interest ratios excluding PPP loans (non-GAAP) for the six months ended June 30, 2021 and 2020.

	For the Six Months Ended June 30,
	2021			2020
(dollars in thousands)	Average Balance Outstanding	Interest/Fees Earned	Average Yield	Average Balance Outstanding	Interest/Fees Earned	Average Yield
Loans(1,2)	$1,606,094	$33,517	4.16%	$1,528,216	$33,542	4.35%
Less: PPP loans, net
Average	108,761			77,200
Interest		568			423
Fees		2,627			730
Total PPP loans, net	108,761	3,195	5.92%	77,200	1,153	2.99%
Non-PPP loans (non-GAAP)(4)	$1,497,333	$30,322	4.03%	$1,451,016	$32,389	4.42%

Ratios excluding PPP loans, net (non-GAAP)(4)
Net interest spread			2.28%			2.89%
Net interest margin			2.44%			3.21%
Net interest margin FTE(3)			2.50%			3.27%
(1)Includes average outstanding balances of loans held for sale of $10.5 million and $7.7 million for the six months ended June 30, 2021 and 2020, respectively.
(2)Nonaccrual loans are included as loans carrying a zero yield.
(3)Net interest margin FTE includes an FTE adjustment using a 21% federal income tax rate on tax-exempt securities and tax-exempt loans.
(4)Non-GAAP financial measure. Calculations of this measure and reconciliations to GAAP are included in the schedules accompanying this release.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (UNAUDITED)

(dollars in thousands, except per share data)	June 30, 2021	March 31, 2021	June 30, 2020
Tangible common equity
Total stockholders' equity	$292,924	$284,911	$271,117
Adjustments:
Intangible assets	(1,546)	(1,546)	(1,546)
Total tangible common equity (non-GAAP)	$291,378	$283,365	$269,571
Common shares outstanding	7,284,994	7,306,747	7,322,532
Book value per common share	$40.21	$38.99	$37.03
Tangible book value per common share (non-GAAP)	$40.00	$38.78	$36.81

Tangible assets
Total assets	$2,878,476	$2,820,672	$2,361,866
Adjustments:
Intangible assets	(1,546)	(1,546)	(1,546)
Total tangible assets (non-GAAP)	$2,876,930	$2,819,126	$2,360,320
Total stockholders' equity to assets	10.18%	10.10%	11.48%
Tangible common equity to tangible assets (non-GAAP)	10.13%	10.05%	11.42%

Non-PPP loans HFI
Loans HFI	$1,600,388	$1,602,086	$1,615,298
Adjustments:
PPP loans, net	(82,972)	(119,358)	(192,655)
Non-PPP loans HFI (non-GAAP)	$1,517,416	$1,482,728	$1,422,643

Assets excluding PPP loans, net
Assets	$2,878,476	$2,820,672	$2,361,866
Adjustments:
PPP loans, net	(82,972)	(119,358)	(192,655)
Assets excluding PPP loans, net (non-GAAP)	$2,795,504	$2,701,314	$2,169,211

Allowance for loan losses	$19,460	$19,377	$14,882
Deposits	$2,569,599	$2,515,275	$2,069,322

Loans HFI to deposits ratio	62.28%	63.69%	78.06%
Non-PPP loans HFI to deposits ratio (non-GAAP)	59.05%	58.95%	68.75%

Allowance for loan losses to loans HFI	1.22%	1.21%	0.92%
Allowance for loan losses to non-PPP loans HFI (non-GAAP)	1.28%	1.31%	1.05%